
FORM 3                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                  WASHINGTON, D.C. 20549
                                                                                                            OMB APPROVAL
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES            OMB Number:3235-0104
                                                                                                        Expires:September 30, 1998
                                                                                                        Estimated average burden
                                                                                                        hours per response0.5
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
(Print or Type Responses)    Section 17(a) of the Public Utility
                             Holding Company Act of 1935 or Section 30(f) of the Investment
                             Company Act of 1940


1. Name and Address of Reporting Person*              2. Date of  	4. Issuer Name AND Ticker or Trading Symbol
                                                      Event Re-             TearDrop Golf Company TDRP
U.S. Industries, Inc.                                 quiring
                                                      Statement
						      (Month/Day/Year)
							11/10/97


(Last)                 (First)               (Middle)             	5. Relationship of Reporting    	       6. If
                                                                  	    Person(s) to Issuer             	          Amendment,
                                                                 	    (check all applicable)                        Date of
101 Wood Avenue South                                                                                                     Original
                                                                           ______ Director        X 10% Owner             (Month/
                                                                           ______ Officer (give   _____ Other (Specify     Day/Year)
                                                                                  title below)            below)


(Street)                       				3. IRS or                       7. Individual or Joint/Group Filing
                                                           Social Se-                       (Check applicable Line)
                                                           curity                          ___ Form filed by One Reporting Person
Iselin                 NJ                    08830         Number of                       X   Form filed by More than One
							   Reporting                            Reporting Person
							   Person
                                                           (Voluntary)


(City                  (State)               (Zip)                          TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


1. Title of Security                                   2. Amount of    3. Ownership     4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                          Securities         Form:            (Instr. 5)
                                                       Beneficially       Direct
                                                       Owner              (D) or
                                                       (Instr. 4)         Indirect
                                                                          (Instr. 5)

   Common Stock                                        1,000,000       I                   By wholly-owned indirect subsidiary TA
                                                                                   	   Liquidation Corp., f/k/a Tommy Armour
                                                                                           Golf Company

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                         (Over)
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).
                                                                SEC 1473 (9-98)

FORM 3 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES
BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
SECURITIES)

1. Title of Derivative Security   2. Date              3. Title and Amount of     4. Conversion   5. Ownership     6. Nature of
   (Instr. 4)                        Exercisable and      Securities Underlying      or Exercise     Form of          Indirect
                                     Expiration           Derivative Security        Price of        Derivative       Beneficial
                                     Date                 Instr. 4)                  Derivative      Security:        Ownership
                                     (Month/Day/Year)                                Security        Direct (D)       (Instr. 5)
                                                                                                     or Indirect
												     (I) Instr. 5)





                                       Date      Expira-                   Amount
                                       Exer-     tion       Title          or
                                       cisable   Date                      Number
                                                                           of
                                                                           Shares

Series A Convertible Preferred Stock   11/10/97  11/10/02   Common Stock   1,333,333   $7.50         I            By wholly-owned
                                                                                                             	  indirect subsidiary
                                                                                                             	  Subsidiary TA
                                                                                                             	  Liquidation Corp.,
                                                                                                                  f/k/a Tommy Armour
														  Golf Company

 Explanation of Responses:

This statement is filed on behalf of U.S. Industries, Inc., together with the wholly-owned subsidiaries through which it beneficially owns the interests reported herein, namely USI American Holdings, Inc., Jacuzzi Inc., JUSI Holdings, Inc., and TA Liquidation Corp., formerly known as Tommy Armour Golf Company (the direct beneficial owner).

    					      	U.S. Industries, Inc.


** Intentional misstatements or omissions
   of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).    /s/ STEVEN C. BARRE
					        -------------------------------
 					        **Signature of Reporting Person


Note: File three copies of this Form, one of
which must be manually signed.  If
space is insufficient,
  see Instruction 6 for procedure.      	by:  Steven C. Barre	11/10/97
									--------
Potential persons who are to respond to the                             Date
collection of information contained
in this form are not required to respond
unless the form displays a currently valid
OMB Number.
                                                                         Page 2
                                                                  SEC 1473 (9-9